SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 30, 2006

STERLING EQUITY HOLDINGS, INC.
(Exact name of registrant as specified in Charter)

Nevada	0-33239	88-0485488
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

1600 Airport Freeway, Suite 370 Bedford, Texas 76022
(Address of Principal Executive Offices)(Zip Code)

817-358-0551
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

    On March 30, 2006, management of Sterling Equity Holdings, Inc. (the "Company"), following discussions with representatives of the Company’s independent registered public accounting firm and in response to comments received from the Securities and Exchange Commission (the "SEC"), determined that the previously filed consolidated financial statements of the Company as of and for the years ended December 31, 2002, 2003, 2004 and as of and for the nine-months ended September 30, 2005 need to be restated. The restatement results from errors in purchase accounting relating to liabilities assumed, and goodwill arising from, acquisitions of the Company’s Austin, Texas and Gulfport, Mississippi real estate holdings and FBOs.

    Historically, the Company recorded assets and liabilities from the acquisition of FBOs, its Austin, Texas properties and Commodore Plaza at fair value. In each instance, fair value approximated historical cost. With respect to the FBOs and the Austin properties, the Company assumed liabilities that exceeded the fair value of the assets acquired. The Company recorded such excess liabilities as goodwill. As a result of the Company’s review, the Company has determined that liabilities assumed in excess of the fair value of assets acquired in the acquisitions of the FBOs and the Austin properties should be accounted for as “deemed distributions” to the parties transferring those assets and operations and not as goodwill.

    The Company had also recorded liabilities assumed on the acquisition of Commodore Plaza as paid-in capital. As a result of the Company’s review, the Company has determined that the liabilities assumed with respect to the Commodore Plaza acquisition should be accounted for as a reduction in the recorded cost of the assets acquired.

    We therefore will restate our financial statements to correct the accounting for the liabilities assumed. The revision in purchase accounting with respect to the Austin properties and the FBOs is expected to result in a reduction in retained earnings at December 31, 2002 of approximately $6.5 million, a corresponding reduction in goodwill attributable to the Austin properties of $1 million and a corresponding reduction in assets held for sale attributable to the FBOs of $5.5 million. The revision in accounting for liabilities assumed in the acquisition of the Gulfport, Mississippi property is expected to result in a reduction in paid in capital at December 31, 2002 of approximately $0.5 million and a corresponding decrease in land, improvements and leasehold costs. The reduction in land, improvements and leasehold costs is also expected to result in a reduction in depreciation expense and accumulated depreciation of approximately $4,000 in 2002 and $19,000 in each of 2003 and 2004. As a further result of the reduction in assets held for sale relating to the FBOs, the gain recognized from the sale of the FBOs in 2003 is expected to increase by approximately $5,613,000. As a result of the reduction in goodwill relating to one of the Austin properties that was sold in 2004, the gain recognized from the sale of the property is expected to increase by approximately $261,000.

    As a result of the error and pending restatement, the consolidated financial statements and related report of independent registered public accounting firm for the years ended December 31, 2003 and 2004 contained in our 2004 Annual Report on Form 10-KSB should no longer be relied upon. In addition, the consolidated financial statements for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 contained in our 2005 Quarterly Reports on Forms 10-QSB should no longer be relied upon.

    The estimates herein are subject to change as the Company’s independent registered public accounting firm and the SEC complete their review. The Company will amend the appropriate filings with the SEC to include the restated financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING EQUITY HOLDINGS, INC.

Date: April 3, 2006	By:	/s/ Thomas Mathew
Thomas Mathew
Chief Executive Officer